SPECTRX'S LETTER HEAD

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Bill Wells - Media
Thomas H. Muller, Jr. - Financial
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SpectRx, Inc. Reports Second Quarter 2003 Results

Current Highlights -

  Company to Focus on Diabetes Management

  First SimpleChoice® Insulin Pump Infusion Set Launched

  Strategic Clinical Studies Underway for Continuous Glucose Monitor

  Seeking Venture Capital for Cancer Detection Business

  Norcross, GA (August 12, 2003) -- SpectRx, Inc. (NASDAQ: SPRX) today announced operating results for the quarter and six months ended June 30, 2003. The Company also announced it is seeking venture capital for its cancer detection business and is focusing on reaching profitability through its insulin delivery disposables product line while continuing the development of its continuous glucose monitoring system.

  Revenue for the three months ended June 30, 2003, was $126,000 versus $774,000 for the same period last year. The reduction in revenue is primarily due to the sale of the BiliChek® business to Respironics in March of this year as part of the Company's increasing concentration in diabetes management.

  For the six months ended June 30, 2003, revenue was $927,000 versus $1.4 million for the same period last year.

  The net loss available to common stockholders for the second quarter of 2003 was $2.2 million, or $0.19 per share, compared with a net loss available to common stockholders of $3.3 million, or $0.29 per share, in the comparable quarter of 2002. For the first six months of this year, the net loss available to common stockholders was $2.4 million, or $0.21 per share, compared with a net loss available to common stockholders of $5.7 million, or $0.51 per share, in the first half of 2002. The reduction in loss was primarily due to aggressive management of overall expenses along with the gain recognized on the sale of the BiliChek business.

  Business Update -

  "To more effectively take advantage of the growth opportunities of our insulin delivery business and the large market potential of our continuous glucose monitoring technology, we are increasing our focus on diabetes management," said Mark A. Samuels chairman and CEO of SpectRx, Inc. "We are also excited about the prospects for our non-invasive cancer technology and believe the best path to product commercialization is to seek venture capital funding for that business. As a result, we are currently in the due diligence process with a number of venture capital groups. The initial product, a non-invasive cervical cancer detection device, is in the initial stages of pivotal FDA clinical trials, and is expected to be funded through government grants, already in place, and venture capital."

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  "With our focus on diabetes management, we plan to take full advantage of a growing portfolio of high-quality and innovative disposable infusion products for insulin pump wearers, a $270 million market opportunity in the U.S. We also intend to develop and market alternative insulin delivery products to bridge the gap between expensive insulin pump therapy and painful, cumbersome syringes still used by 3.5 million Americans with diabetes. We believe our insulin infusion products will provide a profitable foundation upon which to build a significant diabetes franchise that includes our continuous glucose monitoring technology," Mr. Samuels said.

  "Regarding our insulin delivery business, we achieved a significant milestone in executing our plan for profitability and growth with the launch of our first insulin pump infusion set, the SimpleChoice easy. We have begun to aggressively market that product and its companion insulin cartridge the SimpleChoice reservoir. We are also devoting resources to rapidly bring to market two additional insulin delivery products, including the revolutionary patch infusion set. We expect to have at least one, and hopefully both, of these products on the market by the end of the year," he said.

  "Meanwhile we are moving forward in our efforts to secure a strategic partner for our continuous glucose monitor with clinical studies of third party sensors continuing to show promising results," Mr. Samuels said.

  SpectRx management will hold a conference call to discuss second quarter 2003 results on Wednesday, August 13, 2003 at 11 a.m. EDT. To access the call via telephone, call 800-889-0817 or visit www.ccbn.com for access via the Internet.

  About SpectRx

  SpectRx, Inc. (NASDAQ: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring. SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies. These FDA-cleared products complement its developmental consumer device for continuous glucose monitoring. SpectRx also plans to commercialize its non-invasive cancer detection technology through direct funding. For more information, visit SpectRx's web sites at www.spectrx.com and www.mysimplechoice.com.

  SimpleChoice and SimpleChoice®easy are trademarks owned by SimpleChoice, a SpectRx company.

  "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. SpectRx has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from SpectRx's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include: the ability of SpectRx to continue as a going concern, the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and subsequent quarterly reports.

  Financial Tables

  Dollars in Thousands except per share data

  SpectRx, Inc.

  Condensed Statement of Operations (Unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2003	2002	2003	2002

Revenue	$126	$774	$927	$1,426

Expenses
Cost of Sales	180	393	492	817
Research & Development	1,236	1,873	2,219	3,326
Selling, General & Administrative	736	1,704	1,446	2,885
Total Operating Expenses	2,152	3,970	4,157	7,028

Operating Loss	(2,026)	(3,196)	(3,230)	(5,602)

Interest & Other Income (Expense)	(52)	21	993	57
Net Loss	(2,078)	(3,175)	(2,237)	(5,545)
Preferred Stock Dividends	(74)	(79)	(153)	(158)
Net Loss Available to Common Stockholders	$(2,152)	$(3,254)	$(2,390)	$(5,703)

Basic & Diluted Net Loss per Share	($0.19)	($0.29)	($0.21)	($0.51)

Basic & Diluted Weighted Average Shares Outstanding	11,237	11,197	11,243	11,195

  Selected Balance Sheet Data (Unaudited)
	June 30, 2003	December 31, 2002
Cash & Cash Equivalents	$900	$1,287
Working Capital	(1,611)	1,066
Total Assets	6,824	7,472
Accumulated Deficit	(50,490)	(48,100)
Stockholders' Equity	(1,478)	836
Redeemable Preferred Stock, Long-term Portion	$3,947	$4,324

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